Exhibit (a)(5)(T)

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you are encouraged to consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. It should be read in conjunction with the take-over bid circular of Rio Tinto Canada Holding Inc. dated July 24, 2007.

The Offer has not been approved or disapproved by the SEC or any securities regulatory authority in Canada or the United States or any other jurisdiction nor has any securities regulatory authority expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document or the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

NOTICE OF EXTENSION

by

RIO TINTO CANADA HOLDING INC.,

an indirect wholly-owned subsidiary of Rio Tinto plc,

of its

OFFER TO PURCHASE FOR CASH

all of the outstanding Common Shares of

ALCAN INC.

at a price of U.S.$101 Per Common Share

Rio Tinto Canada Holding Inc. (referred to herein as the ‘‘Offeror’’) hereby gives notice that it is extending the offer dated July 24, 2007 (the ‘‘Offer’’) to purchase each issued and outstanding common share of Alcan Inc. (‘‘Alcan’’), together with the associated rights (the ‘‘Alcan Rights’’) (and, together with the common shares of Alcan, the ‘‘Alcan Common Shares’’) issued and outstanding under Alcan’s Shareholder Rights Plan which is described under ‘‘Shareholder Rights Plan’’ in the take-over bid circular of the Offeror dated July 24, 2007 (the ‘‘Circular’’), for U.S.$101 (equivalent to Cdn$103.96 based on the September 14, 2007 Bank of Canada Noon Rate) per Alcan Common Share in cash (less any applicable withholding taxes and without interest) (the ‘‘Offer Consideration’’) upon the terms and subject to the conditions set forth in the Offer, as extended or supplemented by this Notice of Extension, and in the letter of transmittal (the ‘‘Letter of Transmittal’’) that accompanied the Circular (printed on blue paper). The Offer will be open for acceptance until 6:00 p.m., Eastern Time (Canada), on October 23, 2007, unless extended or withdrawn by the Offeror (the ‘‘Expiry Time’’).

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL
6:00 P.M. (EASTERN TIME) ON OCTOBER 23, 2007.

Shareholders who have validly deposited and not withdrawn their Alcan Common Shares need take no further action to accept the Offer.

If you wish to accept the Offer, you should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile copy thereof) that accompanied the Circular in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing deposited Alcan Common Shares, and any other required documents, to Computershare Investor Services Inc., as depositary (the ‘‘Depositary’’), at any of its offices specified in the Letter of Transmittal, (ii) deposit your Alcan Common Shares under the Offer pursuant to the procedures for book-entry transfer set forth in the section entitled ‘‘Offer — Manner of Acceptance’’ of the Circular, or (iii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your Alcan Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee if you wish to deposit your Alcan Common Shares under the Offer.

The Dealer Managers for the Offer are:

In the United States:	In Canada:

Deutsche Bank Securities Inc.	CIBC World Markets Inc.
Toll Free: 1 (877) 221-7676	Toll Free: 1 (866) 744-2030 (English)
Telephone: 1 (514) 847-6638 (French)

September 17, 2007	(continued on next page)

(continued from cover)

This notice of extension (the ‘‘Notice of Extension’’) should be read in conjunction with the Circular, the notice of guaranteed delivery (the ‘‘Notice of Guaranteed Delivery’’) and Letter of Transmittal that accompanied the Circular and the Tender Offer Statement on Schedule TO, as amended, as filed with the U.S. Securities and Exchange Commission (the ‘‘SEC’’). Unless the context requires otherwise or unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension have the same meaning as in the Circular.

If you wish to deposit your Alcan Common Shares under the Offer and (i) the certificates representing your Alcan Common Shares are not immediately available, (ii) you cannot deliver the certificates representing Alcan Common Shares and/or Alcan Rights, if applicable, and all other required documents to the Depositary before the Expiry Time, (iii) you cannot comply with the procedures for book-entry transfer on a timely basis, or (iv) the Separation Time (as defined under the section entitled ‘‘Offer — Shareholder Rights Plan’’ of the Circular) has occurred before the Expiry Time but Rights Certificates have not been distributed to Alcan shareholders before the Expiry Time, your Alcan Common Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the Notice of Guaranteed Delivery. See the section entitled ‘‘Offer — Manner of Acceptance’’ of the Circular.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or either of the Dealer Managers at their telephone numbers, in each case, as set forth on the back cover of this document. Requests for additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at the Offeror’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Offeror has not authorized anyone to provide any information or make any representation about the Offeror or its affiliates that is different from, or in addition to, the information and representations contained in the Circular as amended or supplemented by this Notice of Extension or in any materials regarding the Offeror or its affiliates accompanying this document or incorporated by reference herein or therein.

You should not rely on any information or any representation regarding the Offeror or its affiliates not contained in this document or not contained in any material accompanying this document or incorporated by reference in it. While the Offer is being made to all holders of Alcan Common Shares, this document does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

THIS NOTICE OF EXTENSION, THE CIRCULAR AND RELATED LETTER OF TRANSMITTAL AND, IF APPLICABLE, NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. ADDITIONAL INFORMATION ABOUT THE RIO TINTO GROUP AND ALCAN IS AVAILABLE AT THE INTERNET WEBSITES MAINTAINED BY THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEC.GOV AND WWW.SEDAR.COM, RESPECTIVELY.

THIS NOTICE OF EXTENSION, THE CIRCULAR, THE TENDER OFFER STATEMENT ON SCHEDULE TO PREPARED BY THE OFFEROR AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 PREPARED BY ALCAN CAN BE OBTAINED FROM THE SEC’S WEBSITE FREE OF CHARGE. THE INFORMATION CONTAINED ON THE WEBSITES IS NOT INCORPORATED BY REFERENCE INTO THE OFFER AND YOU SHOULD NOT CONSIDER INFORMATION CONTAINED ON THE WEBSITES AS PART OF THE OFFER. PLEASE SEE THE SECTION ENTITLED ‘‘WHERE YOU CAN FIND ADDITIONAL INFORMATION’’ IN THE CIRCULAR.

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NOTICE TO SHAREHOLDERS IN FRANCE

The Offer is made to holders in France of Alcan Common Shares admitted to trading on Euronext-Paris (the ‘‘French Shares’’). An announcement including the main information relating to the Offer documents has been prepared and released pursuant to article 231-24 of the Autorité des marchés financiers (‘‘AMF’’) General Regulation (Communiqué établi conformément à l’article 231-24 du Règlement général) and contains information relating to how and in which time limit Alcan Shareholders residing in France can accept the Offer. The offer document and the announcement prepared pursuant to article 231-24 of the AMF General Regulation are available free of charge to the holders of French Shares registered with Euroclear France who request it from Citi France, Global Transaction Services, Operations department, 19 le Parvis la Défense 7, 92073 Paris la Défense. They are also available on the internet at the following address: www.computershare.com/Rio-AlcanFrenchofferdocument.

HOLDERS IN BELGIUM OF SHARES AND IDRs

The Offer is made to holders in Belgium of shares and/or certificates admitted to trading on Euronext Brussels (the ‘‘IDRs’’). A Belgian supplement, addressing issues specific to holders of shares and/or IDRs in Belgium (the ‘‘Belgian Supplement’’) was approved by the Belgian Banking, Finance and Insurance Commission on August 2, 2007. The offer document and the Belgian Supplement are available free of charge to the investors in Belgium who request it from the Belgian branch of Citibank International plc, Department GTS Operations, 4th floor, boulevard Général Jacques 263G, 1050 Brussels. They are also available on the internet at the following address: www.computershare.com/Rio-AlcanBelgianofferdocument. Further details of how the extension of the Offer impacts Belgian shareholders are contained in the press release released today.

NOTICE TO HOLDERS OF OPTIONS

The Offer is made only for Alcan Common Shares. The Offer is not made for any options or any other rights (other than Alcan Rights) to acquire Alcan Common Shares (including options to purchase shares of Pechiney).

EXCHANGE RATE INFORMATION

In this document, ‘‘$’’ and ‘‘U.S.$’’ refer to U.S. dollars, and ‘‘Cdn$’’ refers to Canadian dollars. On September 14, 2007, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the Bank of Canada Noon Rate was Cdn$1.0293.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this Notice of Extension and in the Circular about the Offeror, Rio Tinto and Alcan contain or are based on ‘‘forward-looking’’ information and involve risks and uncertainties. Such statements include, but are not limited to, statements with regard to the outcome of the Offer, and may be (but are not necessarily) identified by the use of phrases such as ‘‘will’’, ‘‘expect’’, ‘‘intends’’ ‘‘anticipate’’, and ‘‘believe’’. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and may be outside the control of the Offeror, Rio Tinto or Alcan. Actual results and developments may differ materially from those expressed or implied in such statements because of a number of factors, including the outcome of the Offer and such other factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC or Alcan’s most recent periodic and current reports on Form 10-K, 10-Q or 8-K filed with the SEC (as the case may be).

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NOTICE OF EXTENSION

TO: THE HOLDERS OF ALCAN COMMON SHARES

This Notice of Extension amends and supplements the Offer, the Circular, and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Circular, and should be read in conjunction therewith.

Except as otherwise set forth in this Notice of Extension, the terms and conditions previously set forth in the Circular, as varied, amended and supplemented by the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

Unless the context requires otherwise or unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension have the same meaning as in the Circular.

1.      Extension of the Offer

The Offeror hereby gives notice that it has extended the expiry time of the Offer from 6:00 p.m., Eastern Time (Canada), on September 24, 2007 to 6:00 p.m., Eastern Time (Canada), on October 23, 2007. Accordingly, all references to September 24, 2007 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery (to the extent they refer to the expiry time of the Offer) are amended to refer to October 23, 2007, and all references to ‘‘Expiry Time’’ shall mean 6:00 p.m., Eastern Time (Canada), on October 23, 2007.

2.      Time for Acceptance

The Offer is now open for acceptance until 6:00 P.M. (Eastern Time, Canada) on October 23, 2007, unless it is further extended or withdrawn.

3.      Manner of Acceptance

The procedure for accepting the Offer is described on page 12 of the Circular under the heading ‘‘Manner of Acceptance’’.

4.      Supplemental Information

Manner of Acceptance

The deadline for delivering certificates with respect to shares deposited under the bid using the guaranteed delivery procedures is 5:00 p.m. (local time at the place of deposit) on the second TSX trading day following the date of the Expiry Time. If Rights separate from the Alcan Common Shares but Rights Certificate(s) are not available at the time a shareholder deposits its Alcan Common Shares pursuant to the Offer, the Rights Certificate(s) must be delivered to the Depositary, before 5:00 p.m. (local time at the place of deposit) on the second TSX trading day following the date that Rights Certificate(s) are distributed. References to ‘‘third trading day on the TSX’’ in the Circular under the headings ‘‘Manner of Acceptance — Letter of Transmittal’’ and ‘‘Manner of Acceptance — Procedures for Guaranteed Delivery’’, on pages 13 and 15 of the Circular, should be read as ‘‘second trading day on the TSX’’ so as to agree with what is stated in the Letter of Transmittal and the Notice of Guaranteed Delivery, which were delivered with the Circular.

Support Agreement — Expense Reimbursement

In the first paragraph under the heading ‘‘Expense Reimbursement’’ on page 44 of the Circular, the expression ‘‘Alcan Termination Payment’’ is deleted and replaced with ‘‘Rio Tinto Termination Payment’’.

In the second paragraph under the heading ‘‘Expense Reimbursement’’ on page 45 of the Circular, the expression ‘‘Rio Tinto Termination Payment’’ is deleted and replaced with ‘‘Alcan Termination Payment’’.

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Source and Amount of Funds

The Facility Agreement is described in the Circular as comprising three term facilities and one revolving facility for a total amount of up to U.S.$40 billion. It should have been described as comprising two term facilities and two revolving facilities for a total amount of up to U.S.$40 billion. Accordingly, the second sentence of the second paragraph under the heading ‘‘Source and Amount of Funds’’ on page 8 of the Circular is deleted and replaced with ‘‘The Facility Agreement comprises two term facilities and two revolving facilities (including a swingline facility) up to a total amount of U.S.$40 billion.’’

Similarly, the second sentence of the second paragraph under the heading ‘‘Source and Amount of Funds’’ on page 49 of the Circular is deleted and replaced with ‘‘The Facility Agreement comprises two term facilities and two revolving facilities (including a swingline facility) up to a total amount of U.S.$40 billion’’.

The fourth and fifth paragraphs in that section on page 49 are deleted in their entirety and replaced with the following:

‘‘The Facility Agreement contains covenants to be made by and restrictions on Rio Tinto and the Offeror, including that they be required to observe certain customary covenants including but not limited to (i) maintenance of authorisations; (ii) compliance with laws; (iii) change of business; (iv) negative pledge (subject to certain carve outs); (v) environmental laws and licences; and (vi) subsidiaries incurring financial indebtedness.

The term facilities are to be repaid on the termination of their respective 364-day (subject to exercise of the extension option), and 5-year and 1-Business Day terms. No amounts repaid by the borrowers under the term facilities may be re-borrowed. Facilities B and C will cease to be available one month prior to their respective 3-year and 5-year termination dates. All loans made under Facilities B and C are to be repaid on their respective termination dates.’’

5.      Take up of and Payment for Deposited Common Shares

Provided all of the conditions to the Offer shall have been waived by the Offeror or satisfied, the Offeror will take up and pay for all of the Alcan Common Shares tendered under the Offer promptly and, in any event, not later than two Business Days following the time at which the Offeror becomes entitled to take up such Alcan Common Shares under the Offer pursuant to applicable securities laws. Any Alcan Common Shares validly deposited during the Subsequent Offering Period will be taken up immediately and paid for promptly. The irrevocable undertaking set out in the Offer not to take up any Alcan Common Shares prior to the Expiry Time is required under Alcan’s Shareholder Rights Plan and was intended to operate only with respect to the initial 60-day deposit period, and will not apply with respect to this or any subsequent extension of the deposit period.

Shareholders are referred to page 24 of the Circular under the section entitled ‘‘Take Up of, and Payment for, Deposited Alcan Common Shares’’ for details as to the take up of and payment for Alcan Common Shares under the Offer.

6.      Variations to the Offer

The Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice of Extension in order to give effect to the variations in the terms and conditions of the Offer and the changes to the information provided in the Circular, as varied, amended and supplemented by this Notice of Extension.

7.      Right to Withdraw

Alcan Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Alcan shareholder (unless otherwise required or permitted by applicable law):

•                      at any time before Alcan Common Shares deposited under the Offer are taken up and paid for by the Offeror under the Offer;

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•                      during the Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Alcan Common Shares taken up and paid for by the Offeror prior to the Subsequent Offering Period; or

•                      at any time before the expiration of the tenth day after the date upon which either: (a) a notice of change is first mailed, delivered or otherwise properly communicated, relating to a change that has occurred in the information contained in the Offer or the Circular, as amended from time to time, and such change is one that would reasonably be expected to affect the decision of an Alcan shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates); provided that such change occurs before the Expiry Time or after the Expiry Time but before the expiration of all rights of withdrawal in respect of the Offer; or (b) a notice of variation concerning a variation of the terms of the Offer (other than a variation consisting solely of an increase in the Offer Consideration where the time for deposit is not extended for a period greater than 10 days) is first mailed, delivered or otherwise properly communicated.

Shareholders are referred to page 25 of the Circular under the section entitled ‘‘Right to Withdraw’’ for a description of the procedures for exercising the right to withdraw Common Alcan Shares deposited under the Offer.

8.      Statutory Rights

Securities legislation in the provinces and territories of Canada provides you with, in addition to any other rights you may have at law, one or more rights of rescission or price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to you. However, such rights must be exercised within prescribed time limits. You should refer to the applicable provisions of the securities legislation of your province or territory for particulars of those rights or consult with a lawyer.

9.      Directors’ Approval

The contents of this Notice of Extension have been approved and the sending thereof to the Alcan shareholders has been authorized by the board of directors of the Offeror.

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APPROVAL AND CERTIFICATE OF RIO TINTO CANADA HOLDING INC.

The contents of this Notice of Extension have been approved by, and the sending thereof to the Alcan shareholders has been authorized by, the board of directors of Rio Tinto Canada Holding Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

IAN C. RATNAGE	MICHEL JUTRAS
President	Secretary

On behalf of the board of directors

MICHEL JUTRAS	IAN C. RATNAGE	JOCELIN PARADIS
Director	Director	Director

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The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

In Canada

By Mail:	By Registered Mail, Hand or by Courier:
Computershare Investor Services Inc. P.O. Box 702531 Adelaide Street East Toronto, Ontario M5C 2T1 Attention: Corporate Actions	Computershare Investor Services Inc. 100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free (North America): 1-866-624-1341
Overseas: +1 (514) 982-7555
Email: corporateactions@computershare.com

Montréal		Vancouver	Calgary
By Hand:	Registered Mail or	By Registered Mail,	By Registered Mail,
	by Courier:	Hand or by Courier:	Hand or by Courier:
650 de Maisonneuve	1500 University Street	510 Burrard Street	Western Gas Tower
Blvd West	Suite 700	2nd Floor	Suite 600
Suite 700	Montréal, Quebec	Vancouver,	530 8th Avenue S.W.
Montréal, Quebec	H3A 3S8	British Columbia	Calgary, Alberta
H3A 3S8		V6C 3B9	T2P 3S8

In the U.S.:

By Mail:	By Hand or by Courier:
c/o Computershare Trust Company, N.A.	c/o Computershare Trust Company, N.A.
Attention: Corporate Actions	Attention: Corporate Actions
P.O. Box 4301	4250 Royall Street
Providence, Rhode Island 02940-3014	Canton, Massachusetts 02021

The Dealer Managers for the Offer are:

In the United States:	In Canada:

Deutsche Bank Securities Inc.	CIBC World Markets Inc.
60 Wall Street	161 Bay Street, 6th Floor
New York, New York 10005	Toronto, Ontario
Toll Free: 1 (877) 221-7676	M5J 2S8
Toll Free: 1 (866) 744-2030 (English)
Telephone: (514) 847-6638 (French)

The Information Agent for the Offer is:

100 University Avenue

11th Floor, South Tower

Toronto, Ontario

M5J 2Y1

North American Toll Free: 1 (888) 605-7629

European Union Free Call: 00 800 6540 6540

Australia Free Call: 1 (800) 216 071